July 27, 2018

Wasatch Funds Trust

505 Wakara Way, 3rd Floor

Salt Lake City, UT 84108

Chapman and Cutler LLP

111 W. Monroe Street

Chicago, IL 60603

Re:	Wasatch Global Value Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Wasatch Global Value Fund, a series of Wasatch Funds Trust, a Massachusetts business trust (the “Trust”), we consent to the incorporation by reference in Pre-Effective Amendment No. 2 to the Trust’s Registration Statement on form N-14, of our opinion filed with the Securities and Exchange Commission in Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 on July 23, 2018.

In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP

Morgan, Lewis & Bockius LLP

One Federal Street Boston, MA 02110-1726 United States	+1.617.341.7700
+1.617.341.7701